                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report to Shareholders of the Emerging Markets Portfolio, Value Portfolio, International Equity Portfolio, Global Post-Venture Capital Portfolio, Small Company Growth Portfolio and Emerging Growth Portfolio, each a portfolio of Warburg, Pincus Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
April 25, 2001